Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

First Quarter Report

Quarter ended March 31, 2010

GrandMarc at The Corner in Charlottesville, Virginia (left) and GrandMarc at Westberry Place in Fort Worth, Texas (right)—are assets of Behringer Harvard Opportunity REIT I, Inc.

First Quarter Overview

•      In March 2010, we reached an agreement with Cinemark Holdings, Inc. to construct a 12-screen, state-of-the-art theater at Frisco Square, our mixed-use property in Frisco—an upscale suburb of Dallas, Texas. We have broken ground on this project which, when complete, should generate considerable consumer traffic and help attract quality retailers and entertainment operations to this development. The targeted completion date for the theater is December 2010.

•      We continue to work with Citigroup to restructure and extend the maturity of the $52.5 million loan on the Santa Clara Tech Center in California. We plan to partner with a nationally recognized data center operator to redevelop one of the buildings into a turnkey data center. Pre-leasing activity is very encouraging. The two remaining buildings are fully leased through April 2014.

•      At our Northpoint Central office property in Houston, we have experienced brisk leasing activity. The occupancy rate now exceeds 90%, as do two of our other Houston office properties.

•      Our joint venture-owned student housing properties at the University of Virginia and Texas Christian University are being marketed for sale. They are 99% and 92% leased, respectively. If pricing is acceptable, we hope to complete the sale process by late summer.

•      The board of directors set the distribution rate for the first quarter of 2010 at $0.0025 per share, which is a 1% annualized rate based on the purchase price of $10.00 per share. This reduction from a 3% annualized rate is intended to help conserve our financial resources to meet the ongoing capital needs of the assets in our portfolio during a period of uncertain credit availability.

Financial Highlights.

Some numbers have been rounded for presentation purposes.

3 mos. ended
(in thousands, except per share data)	Mar. 31, 2010
Modified FFO	$5,347
Modified FFO, per share	$0.10
Distributions declared	$1,405
Distributions per share	$0.025

(in thousands)	As of Mar. 31, 2010
Total assets	$748,910
Total liabilities	$384,484

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

behringerharvard.com

Reconciliation of MFFO to Net Income

(in thousands)	3 mos. ended Mar. 31, 2010	3 mos. ended Mar. 31, 2009

Net income (loss)	(13,158)	(7,653)
Net income from noncontrolling interest	364	2,321
Real estate depreciation and amortization	6,778	7,952
FFO(1)	(6,016)	2,620

Impairment charge	11,366	—

Gain on non-hedging derivatives	(3)	(170)

MFFO(2)	5,347	2,450

(1)   Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

(2)   In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges, and adjustments to fair value for derivatives not qualifying for hedge accounting to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found on page 37 of our first quarter Form 10-Q on file with the SEC.

PRESORTED
STANDARD
U.S. POSTAGE PAID
HOUSTON, TX
15601 Dallas Parkway, Suite 600	PERMIT NO. 2187
Addison, TX 75001

Date Published 06/10  •  IN  •  405710

© 2010 Behringer Harvard

First Quarter Report

Behringer Harvard Opportunity REIT I, Inc.